Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-258867) pertaining to the 2020 Omnibus Incentive Plan of Skillsoft Corp. of our report dated April 15, 2022, with respect to the consolidated financial statements of Skillsoft Corp. for the period from June 12, 2021 through January 31, 2022 and of Software Luxembourg, Holding S.A. for the period from February 1, 2021 through June 12, 2021, included in this Annual Report (Form 10-K) for the year ended January 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 15, 2022